Exhibit 99.1

FOR IMMEDIATE RELEASE

Supernus Pharmaceuticals Reports First Quarter 2013 Financial Results

Rockville, MD, May 13, 2013 —Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, today reported financial results for the three months ended March 31, 2013, and  provided an update on key accomplishments to date.

“Oxtellar XRTM continues to impress us with its clinical performance in the market. Prescribers are highly satisfied with the product and patients appreciate its key benefits. We are starting to see meaningful growth in the prescriber base and monthly prescriptions as we head into the middle of the second quarter. We also remain excited about our preparations for the upcoming launch of Trokendi XRTM in the third quarter of this year, pending final FDA approval,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals, Inc.

First Quarter 2013 Financial Results

•                  Cash, cash equivalents and marketable securities were $69.9 million at March 31, 2013, as compared to $88.5 million at December 31, 2012.

•                  Research and development expense for the first quarter declined from $5.4 million in 2012 to $4.5 million in 2013, primarily because our Phase IIb study for SPN-810 was completed in 2012.

•                  Selling, general and administrative expense for the first quarter increased from $2.7 million in 2012 to $13.5 million in 2013, reflecting the costs associated with hiring of our 75 rep sales force during the first quarter of 2013, launching Oxtellar XRTM and the prelaunch activities for Trokendi XRTM.

•                  Net deferred product revenue as of March 31, 2013 was $3.6 million.  This amount represents shipments to wholesalers during the first quarter of 2013, net of expected wholesaler fees, discounts, and product costs.

•                  Net loss applicable to common shareholders for first quarter 2013 was $18.4 million or $0.60 per common share (based on 30.9 million weighted average diluted shares outstanding), compared to a net loss of $10.1 million in the first quarter of 2012 or $6.05 per common share (based on 1.7 million weighted average diluted shares outstanding).

Liquidity and Capital Resources

Cash, cash equivalents and marketable securities were $69.9 million at March 31, 2013.  On May 3, 2013, the Company sold $90 million in Convertible Senior Secured Notes (“Convertible Notes”) due in 2019.  Coincident with the closing, the Company retired its venture debt facility in its entirety.  Net proceeds, post debt retirement, were approximately $67 million.

Oxtellar XRTM Launch Update

•                  We continue to execute well on the launch of Oxtellar XRTM.  We are starting to see positive trends in the number of target physicians prescribing the product and the conversion market share, or the percent of the addressable immediate release oxcarbazepine prescriptions that have been converted to Oxtellar XR.

•                  Prescriptions as reported by Symphony/WK for Oxtellar XR in the first two months of its launch totaled 579. We started the second quarter with a healthy momentum, increasing prescriptions to 682 for the four weeks ending April 26, 2013 representing a 58% increase over prescriptions for March 2013.

•                  Based on Symphony/WK data for the week ending May 3, Oxtellar XR achieved a national conversion market share of the addressable oxcarbazepine prescriptions of 0.58%. For the week ending April 26, among the top group of prescribers where our sales force has been concentrating its efforts, the conversion share is 0.73%. In addition, for the same week, the conversion market share of Oxtellar XR is approximately 2% among the target physicians that have been called on six or more times since launch.

•                  Comparing the early stage performance of Oxtellar XR to other extended release anti-epileptic products that have been launched, Oxtellar XR seems to be tracking in line with the weekly market share trends of Carbatrol. As a reference, Carbatrol achieved a 1.8% market share of the carbamazepine market in its first 12 months on the market increasing to 4.7% in the second full year after launch.  It is premature with few data points to project whether Oxtellar XR will continue to track the share conversion performance of Carbatrol or to use this for revenue guidance.

•                  To date, Oxtellar XR has achieved strong coverage in managed care with 135 million lives covered, 127 million on the commercial side and 8 million on Medicaid.

•                  Finally, in March 2013 at the American Academy of Neurology meeting we released data from 214 patients who stayed on Oxtellar XR for 12 months post completion of the blinded portion of our Phase III study. The data shows increased efficacy with seizure frequency reduction up to 59% and further improvement in the adverse event profile leading to AE- related discontinuations of only 5% of patients.

•                  In summary, we continue to be encouraged with the early signs of the launch primarily because of the following three metrics. First, we believe that one of the most important metrics for a successful launch is satisfaction with the product. We are seeing high levels of satisfaction that prescribing physicians and patients are reporting with Oxtellar XR, consistent with the experience during the 12 months open label study. Second, we have been able to achieve more than 2%

conversion share with physicians who have been called on more than six times since the launch. Finally, our sales force continues to build our call frequency.

Pipeline Update

Regarding Trokendi XR, we continue to expect final approval and commercial launch of Trokendi XR in the third quarter of 2013.  The FDA continues to review our Request for Final Approval that was filed in December 2012.

Finally, regarding the rest of the pipeline we continue to progress SPN 810 with the goal of having a meeting with the FDA by year end to discuss our plans for later stage clinical studies and to progress SPN 812 with the development of a novel once daily formulation to be used later in a phase IIb study.

2013 Financial Guidance

In order to support both product launches and the continued development of our pipeline, we project cash burn for 2013 to range from $85 million to $95 million.  The decrease of $10 million in projected cash burn from our prior projection of $95 million to $105 million is primarily due to the refinancing of our secured credit facility.  We anticipate our cash, cash equivalents, and marketable securities as of March 31, 2013 along with the proceeds from our Convertible Notes offering, should be sufficient to fund operations through the end of 2014, by which time we expect to be cash flow break even.

Assuming availability of data on rebates and allowances, we believe that we will be able to report revenue for Oxtellar XRTM prescriptions which are sold in the first quarter in our quarterly report on Form 10-Q for the quarter ended June 30, 2013; i.e., in mid August.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases.  The Company has one approved product for epilepsy, Oxtellar XRTM (extended release oxcarbazepine), and one tentatively approved product for epilepsy, Trokendi XRTM (extended release topiramate).   The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to achieve profitability;

the Company’s ability to raise sufficient capital to implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s respective PDUFA dates for product candidates and anticipated launch dates for its tentatively approved product; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

SUPERNUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)

Cash, cash equivalents and marketable securities	$69,892	$88,508
Accounts receivable	1,650	—
Inventories	3,113	1,152
Other current assets	1,677	1,802
Total current assets	76,332	91,462

Property and equipment, net	1,687	1,421
Deferred financing costs	53	89
Other long-term assets	989	1,017
Total Assets	$79,061	$93,989

Accounts payable and accrued expenses	$10,903	$10,666
Secured notes payable, current	12,137	11,809
Deferred licensing revenue	417	508
Deferred product revenue, net	3,551	—
Total current liabilities	27,008	22,983

Secured notes payable, long-term	7,975	11,088
Other liabilities	2,806	2,348
Total Liabilities	37,789	36,419

Total Stockholders’ Equity	41,272	57,570
Total Liabilities & Stockholders Equity	$79,061	$93,989

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three months ended March 31,
	2013	2012

Revenues	$147	$208

Costs and expenses
Research and development	4,522	5,358
Selling, general and administrative	13,533	2,728

Total costs and expenses	18,055	8,086

Operating loss	(17,908)	(7,878)
Other income (expense):
Interest income	52	19
Interest expense	(727)	(962)
Other income (expense)	169	(456)

Total other income (expense)	(506)	(1,399)

Net loss	(18,414)	(9,277)

Cumulative dividends on Series A convertible preferred stock	—	(858)

Net loss attributable to common stockholders	$(18,414)	$(10,135)

Loss per common share:
Basic and diluted	$(0.60)	$(6.05)

Weighted-average number of common shares:
Basic and diluted	30,875,424	1,676,442